Putnam Floating Rate Income Fund, 2/28/18, annual report

Because the electronic format for filing Form N SAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

72DD1 (000s omitted)

Class A	  13,291
Class B	  519
Class C	  2,908
Class M   164

72DD2 (000s omitted)

Class R	  17
Class Y	  14,209

73A1

Class A	  0.323938
Class B	  0.306508
Class C	  0.259183
Class M	  0.319488

73A2

Class R	  0.302241
Class Y	  0.345766

74U1	(000s omitted)

Class A	  41,398
Class B	  1,471
Class C	  10,505
Class M	  590

74U2	(000s omitted)

Class R	  59
Class Y	  35,194

74V1

Class A	  8.62
Class B	  8.61
Class C	  8.61
Class M	  8.61

74V2

Class R	  8.61
Class Y	  8.63

Item 61

Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.

Item 85B

Additional Information About Errors and Omissions Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.